Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2006 SECOND QUARTER FINANCIAL RESULTS
CAMBRIDGE, Mass., May 18, 2006 – Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the second fiscal quarter ended April 30, 2006. For the quarter, the company reported a net loss of $7.1 million, or $0.18 per common share, compared with a net loss of $6.6 million, or $0.27 per common share, for the corresponding period in 2005. Class A common shares outstanding on April 30, 2006 and 2005 were 41,048,770 and 24,359,558, respectively.
Biopure had $11.4 million in cash on hand at April 30, 2006, including approximately $2.1 million in net proceeds raised during the quarter through the exercise of warrants. The company received an additional $349,000 from warrant exercises after the close of the quarter. Biopure believes this cash position will fund operations until mid-October 2006 under the current operating plan. The company intends to seek additional capital through public or private sales of equity securities and, if appropriate, consider corporate collaborations for sharing development and commercialization costs.
Revenues
Total revenues for the second quarter of 2006 were $411,000, including $327,000 from sales of Biopure’s veterinary product Oxyglobin®, $81,000 from past congressional appropriations administered by the U.S. Army* and $3,000 from sales of Hemopure®, the company’s product for human use, in South Africa. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure. Total revenues for the same period in 2005 were $620,000, including $315,000 from Army payments and $305,000 from Oxyglobin sales. The payments from the Army vary relative to the amount of reimbursable activity the company incurs.
Biopure recorded its first sale of Hemopure, the first-ever commercial sale of a hemoglobin-based oxygen therapeutic for human use, in the first fiscal quarter of 2006. Sales revenues for Hemopure in fiscal 2006 totaled $7,000 at the end of the second fiscal quarter. As previously disclosed, the company does not expect significant sales in South Africa due to the limited size of the market and the lower cost of allogenic red blood cells, when available, for the treatment of surgical anemia. Therefore, the company’s sales activities are currently focused on increasing usage of Hemopure when red blood cells are not readily available.
Cost of revenues was $3.3 million for the second quarter of fiscal 2006, compared to $2.9 million for the same period in 2005. Cost of revenues includes costs of both Oxyglobin and Hemopure. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.6 million for the second quarter of fiscal 2006 compared to $2.2 million for the same period in 2005. The increase in Hemopure cost of revenues was largely due to a write-down of inventory based on a delay in the projected start date of the U.S. Navy’s proposed RESUS clinical trial and a reduction in the sales forecast in South Africa. Compensation expense, including stock-based compensation recorded under Financial Accounting Standards Board Statement No. 123(R) and other incentive compensation, also contributed to the increase compared to last year. Oxyglobin cost of revenues was $717,000 for the second quarter of fiscal 2006 compared to $698,000 for the same period in 2005.

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Expenses
Research and development expenses were $1.9 million for the second quarter of fiscal 2006, compared to $1.4 million for the corresponding period in 2005. The increase was primarily due to higher expenses for salaries, outside regulatory services, the incentive compensation described above and clinical trials. These increases were partially offset by lower spending on preclinical animal studies.
Sales and marketing expenses increased to $155,000 for the second quarter of fiscal 2006, from $114,000 for the same period in 2005. Of the $41,000 increase, Hemopure-related sales and marketing expenses accounted for $22,000 and Oxyglobin-related sales and marketing expenses accounted for $19,000. Hemopure expenses primarily consist of activities in South Africa. The company expects this expense to continue to increase in 2006 as sales and marketing activities increase.
General and administrative expenses were $2.3 million for the second quarter of fiscal 2006, compared to $2.9 million for the corresponding period in 2005. Of the decrease, $697,000 was due to a one-time, non-cash expense in 2005 related to restructuring costs associated with vacated office space, which has been sublet. In addition, expenses for outside services and for salaries decreased during the second fiscal quarter of 2006.
Other Developments
Biopure is conducting pilot clinical trials of Hemopure in Europe and South Africa to assess the potential of several ischemia indications:
•	In the 60-patient Phase 2 clinical trial of Hemopure in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery, eight patients have been enrolled in Greece to date, the first patient was enrolled this week in the United Kingdom, and the company intends to add a trial site in South Africa.

•	In the 100-patient Phase 2 trial of Hemopure in patients with peripheral vascular disease who are undergoing limb amputation below or through the knee, the first patient was enrolled this week in South Africa and patient recruitment is expected to begin shortly in the U.K.

•	Enrollment in a planned Phase 2 trial in patients with multi-vessel coronary artery disease who are undergoing percutaneous coronary intervention (PCI) is pending hospital authorization at the lead trial site in the Netherlands. The company also intends to conduct this PCI trial in Belgium.
Further information about Biopure’s current clinical trials is available at http://www.clinicaltrials.gov.
The company is also supporting the Navy’s government-funded development of Hemopure for a potential out-of-hospital trauma indication. In March 2006, the Food and Drug Administration (FDA) notified the Naval Medical Research Center (NMRC) of its intention to consult an FDA Advisory Committee to discuss NMRC’s proposed “RESUS” clinical trial of Hemopure for out-of-hospital treatment of hemorrhagic shock resulting from traumatic injury, which is currently on clinical hold at FDA.
Biopure is not currently pursuing a surgical anemia indication for Hemopure in the United States. However, the company has conducted considerable work to address FDA questions arising from the company’s prior biologics license application. This work was performed in support of the Navy’s proposed RESUS trauma trial, the company’s planned mid-2006 marketing application in Europe for a proposed surgical anemia indication, and its planned communications with FDA regarding a potential ischemia clinical trial in the U.S.
In other developments, A. Gerson Greenburg, M.D., Ph.D., joined Biopure in May 2006 as vice president of Medical Affairs. Dr. Greenburg is a board-certified general surgeon and an expert in oxygen therapeutics. He is a professor emeritus of surgery at Brown University in Providence, R.I., and was formerly chief of quality systems and surgeon-in-chief at Miriam Hospital in Providence.

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Also in May, Biopure was issued two new U.S. patents, both titled “Preserving a Hemoglobin Blood Substitute with a Transparent Overwrap”.
In March 2006, Biopure received notification from The Nasdaq Stock Market that the company had regained compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market, pursuant to Marketplace Rule 4450(a)(5).
Upcoming Investor Meeting
Biopure will be giving an investor presentation at The Wall Street Analyst Forum in New York City on Wednesday, June 14, 2006, at 10:30 a.m. (ET), which will be accessible online via a webcast link on Biopure’s website at www.biopure.com.
FY2006 Third Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the third fiscal quarter ending July 31, 2006, on Thursday, August 17, 2006, before the market opens.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. This product has not been approved for sale in other countries. Biopure plans to apply in Europe, in mid 2006, for approval of an acute anemia indication in orthopedic surgery patients. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Naval Medical Research Center’s government-funded efforts to develop a potential out-of-hospital trauma indication. The company’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. To date, Biopure has sold approximately 173,000 units of Oxyglobin, which have been used to treat an estimated 90,000 animals.
Statements in this press release that are not strictly historical are forward-looking statements, including any that might imply that Biopure will realize significant sales revenues, that the Navy’s proposed RESUS clinical trial will receive authorization to proceed or that Hemopure will receive marketing approval in Europe or the U.S. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-Q filed on March 13, 2006, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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*	From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30		April 30

	2006	2005	2006	2005
Total revenues	$411	$620	$888	$1,299
Cost of revenues	3,338	2,891	6,412	5,973

Gross loss	(2,927)	(2,271)	(5,524)	(4,674)
Operating expenses:
Research and development	1,866	1,391	3,340	2,910
Sales and marketing	155	114	327	230
General and administrative	2,287	2,867	4,587	6,481

Total operating expenses	4,308	4,372	8,254	9,621

Loss from operations	(7,235)	(6,643)	(13,778)	(14,295)
Other income, net	126	79	229	184

Net loss	$(7,109)	$(6,564)	$(13,549)	$(14,111)

Basic and diluted net loss per common share	$(0.18)	$(0.27)	$(0.40)	$(0.69)

Weighted-average common shares outstanding	39,574	24,293	34,194	20,372

Actual common shares outstanding at April 30, 2006 were 41,048,770.
The net loss per common share for the three month and six month periods ended April 30, 2005, have been adjusted to reflect the one-for-six reverse split that took effect on May 27, 2005.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2006	October 31, 2005
Assets
Total current assets	$15,626	$15,575
Net property and equipment	24,189	26,000
Other assets	833	860

Total assets	$40,648	$42,435

Liabilities and stockholders’ equity
Total current liabilities	$4,060	$4,052
Deferred revenue, net of current portion	1,079	987
Restructuring costs, net of current portion	133	221
Other long term liabilities	41	41

Total liabilities	5,313	5,301

Total stockholders’ equity	35,335	37,134

Total liabilities and stockholders’ equity	$40,648	$42,435